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                                                                Exhibit (c)(2)


                                    [LOGO]




                                                      October 30, 1996


Mr. J. Brad McGee
Vice President
Tyco International Ltd.
One Tyco Park
Exeter, NH 03833-1108

Dear Brad:

     This letter is being provided to you in connection with your consideration of a possible transaction with or involving the business of ElectroStar, Inc. (together with its subsidiaries, the "COMPANY"). You have requested access to certain information, properties and personnel of the Company. As a condition to your being furnished such information, you agree to treat confidentially any information (herein collectively referred to as the "EVALUATION MATERIAL") concerning the Company, whether prepared by the Company, its advisers (including, without limitation, Trivest, Inc. and its affiliates (collectively, "TRIVEST") or otherwise, that is to be, or has been, furnished to you or your representatives (which term, when applied to the Company or yourselves shall include your or the Company's officers, directors, employees, partners, joint ventures, agents, legal counsel, accountants and financial or other advisers and, with respect to yourselves, shall include current or prospective financing sources) by or on behalf of the Company in accordance with the provisions of this agreement and to take or refrain from taking certain other actions herein set forth.

     The term "EVALUATION MATERIAL" includes (i) trade secrets concerning the business and affairs of the Company, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of applicable law, and (ii) information concerning the business and affairs of the Company (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training techniques and materials), however documented, that has been or may hereafter be provided or shown to you by the Company or its representatives or is otherwise obtained from review of Company documents or property or discussions with Company representatives by you or your representatives, irrespective of the form of the communication, and also includes all notes, analyses, compilations, studies, summaries, and other material prepared by you or your representatives contained or based, in whole or in part, on any information included in the foregoing, PROVIDED, HOWEVER, that the term "EVALUATION MATERIAL" does not include any information that (x) is already in your possession (other than information previously furnished to you by the Company or any of its representatives), or (y) is or becomes generally available to the public other than as a result of an unauthorized disclosure by you or your representatives, or (z) becomes available to you on a non-confidential basis from a source other than the Company or its representatives, PROVIDED that such source is not known by you to be bound by a confidentiality agreement or other obligation of secrecy to the Company or another person.



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Mr. J. Brad McGee
October 30, 1996
Page 2

     You agree that the Evaluation Material will be used by you and your representatives solely for the purpose of evaluating a possible transaction between you and the Company, and will be kept confidential by you and your representatives; PROVIDED, HOWEVER, that (i) any of such information may be disclosed to your representatives who need to know such information for the purpose of evaluating any such possible transaction (it being understood and agreed that such representatives shall be informed by you of the confidential nature of such information and shall be directed by you to treat such information confidentially), and (ii) any disclosure of such information may be made to which the Company or Trivest consents in writing.

     In the event that you or your Representatives receive a request or become legally compelled to disclose all or a part of the information contained in the Evaluation Material (by oral questions, interrogatories, requests for information or documents, subpoena civil investigative demand or similar process or otherwise), (i) you agree to promptly notify the Company of the existence, terms and circumstances surrounding such a request, so that it may seek an appropriate protective order and/or waive your compliance with the provisions of this agreement, and (ii) if disclosure of such information is required in the written opinion of your counsel, you agree to exercise reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such of the disclosed material which the Company so designates.

     Except as permitted by the previous paragraph, without the prior written consent of the Company, you will not, and will direct your representatives not to, disclose to any person (including, without limitation, any officers, employees or agents of the Company) either the fact that discussions or negotiations are taking place concerning a possible transaction between the Company and you or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof.

     Without the prior written consent of the Company, you and your representatives will not, for a period of two years after the date of this letter agreement, solicit or cause to be solicited the employment of any person who is now employed by the Company and with whom you had contact in connection with the transactions that are the subject of this letter agreement.

     You agree that the Company shall be entitled to equitable relief, including an injunction and specific performance in the event of the breach of any of the provisions of this confidentiality agreement. Such remedies shall not be deemed to be the exclusive remedies for a breach of this confidentiality agreement by you or your Representatives, but shall be in addition to all other remedies available at law or in equity.

     Although you have been advised that the Company has endeavored to include in the Evaluation Material information known to it which it believes to be relevant for the purpose of your investigation, you acknowledge that neither the Company nor any of its representatives (including, without limitation, Trivest) have made or make any representation or warranty as to the accuracy or completeness of the Evaluation Material, and neither the Company nor its representatives (including, without limitation, Trivest) shall have any liability to you, your representatives or any affiliate of such persons resulting from the use of the Evaluation Material by you or such persons. Only those representations and warranties that are made to a party to a definitive agreement providing for a transaction as contemplated by this agreement when, as and if it is executed, and subject to such limitations and restrictions as may be specified in such agreement, shall have any legal effect.




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Mr. J. Brad McGee
October 30, 1996
Page 3

     At any time upon the request of the Company, you and your representatives will promptly redeliver to the Company all written Evaluation Material and any other written material containing or reflecting any information in the Evaluation Material (whether prepared by the Company, its representatives or otherwise) and will not retain any copies, extracts or other reproductions in whole or in part of such written material. Also, all documents, memoranda, notes and other writings whatsoever prepared by you or your representatives based on the information in the Evaluation Material will be destroyed, and such destruction shall, upon request of the Company, be certified in writing to the Company by an authorized officer supervising such destruction.

     It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

     You agree that unless and until a definitive agreement between the Company and you with respect to any transaction referred to in the first paragraph of this agreement has been executed and delivered, neither the Company, its affiliates nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction, except for the matters specifically agreed to in this agreement. The agreements set forth in this agreement may be modified or waived only by a separate writing signed by the Company and by you expressly so modifying or waiving such agreements. It is further acknowledged and agreed that each of the parties hereto reserves the right to terminate discussions and negotiations at any time.

     This agreement shall be governed by and construed in accordance with the internal laws of the State of Florida.

     You obligations under this agreement shall terminate on the third anniversary of the date hereof.

     You acknowledge that you are aware, and that you will advise your representatives who are informed as to the matters which are the subject of this agreement, that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this agreement from purchasing or selling securities of such issuer or from communicating such information to any other person while such information is non-public under circumstances in which it is reasonably forseeable that such person is likely to purchase or sell such securities.



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Mr. J. Brad McGee
October 30, 1996
Page 4

     If you are in agreement with the foregoing, please so indicate by countersigning the enclosed copy of this letter and returning it to the attention of the undersigned, whereupon this letter will constitute our agreement with respect to the matters set forth herein.

                                         Very truly yours,


                                         /s/  Kenton K. Alder

                                         Kenton K. Alder
                                         President and Chief Executive Officer

ACCEPTED AND AGREED TO THIS
___ DAY OF NOVEMBER 1996:

TYCO INTERNATIONAL LTD.


By: /s/  J. Brad McGee
    ________________________


       J. Brad McGee
____________________________
        (Print Name)


       Vice President
____________________________
           (Title)